Exhibit 99.3

Summary of Transaction

On June 30, 2026 (the “Acquisition Date”), Brand Engagement Network Inc. (“the Company”) completed its acquisition of Cataneo GmbH (“Cataneo”). The Company acquired all of the outstanding shares of the Cataneo based on the Share Purchase and Transfer Agreement (“SPA”). The aggregate consideration paid by the Company for the acquisition involved issuing shares and transfer of cash to the shareholders.

The acquisition of Cataneo was determined to constitute a business combination in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“GAAP”).

Pro Forma Information

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended by the final rule, Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and have been adjusted to include estimated transaction accounting adjustments which give effect to the Cataneo Acquisition and the application of the acquisition method of accounting under GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Brand Engagement Network Inc’s management believes are reasonable. The notes to the unaudited pro forma condensed combined financial statements provide a discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements (“Acquisition Adjustments”). Changes in facts and circumstances or discovery of new information may result in revised estimates. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The accompanying unaudited pro forma condensed combined statements of operations for the three month ended March 31, 2026 and for the year ended December 31, 2025 combine the historical consolidated statements of operations for Brand Engagement Network Inc and the historical statements of operations for Cataneo for the same period.

The unaudited pro forma condensed combined statements of operations for the three month ended March 31, 2026 and for the year ended December 31, 2025 give effect to the Acquisition as if it occurred on January 1, 2025.

The unaudited pro forma condensed combined financial statements are for illustrative and informational purposes only and are not intended to represent what Brand Engagement Network Inc’s results of operations or financial position would have been had the Acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings, other synergies as a result of the acquisition, or integration costs.

The unaudited pro forma condensed combined financial statements and related notes have been derived from, and should be read in conjunction with:

(i) the historical audited consolidated financial statements of Brand Engagement Network Inc and accompanying notes included in Brand Engagement Network Inc’s Quarterly Report on Form 10-Q for the three month ended March 31, 2026, and Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the Securities and Exchange Commission (“SEC”) on May [ ], 2026 and on February [ ], 2026 respectively;

(ii) the historical financial statements of Cataneo and accompanying notes for the three month ended March 31, 2026 and year ended December 31, 2025, appearing within this Current Report on Form 8-K/A as Exhibit 99.1; and

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BRAND ENGAGEMENT NETWORK, INC.

Unaudited Pro Forma Condensed Combined

Statement of Operations

for the three-month ended March 31, 2026 and year ended December 31, 2025

	BEN March 31, 2026	Cataneo March 31, 2026	Transaction Adjustments	Note Ref	Pro Forma Combined
			(Note 5)
Revenue	$104,311	$2,501,482	$-		$2,605,793
Cost of goods sold	-	(1,266,348)			(1,266,348)
Gross profit	104,311	1,235,134			1,339,445
Operating expenses
General and administrative expenses	(2,363,904)	(684,982)	(876,274)	4A	(3,925,160)
Research and development	(26,944)	(327,205)			(354,149)
Advertising and marketing expenses
Impairment of deferred customer acquisition costs					-
Depreciation and amortization	(1,047,411)		(110,508)	4B	(1,157,919)
Total costs and expenses	(3,438,259)	(1,012,187)	(986,782)		(5,437,228)

Gain (Loss) from operations	(3,333,948)	222,947	(986,782)		(4,097,783)

Other income (expense):
Interest income		-
Interest expense, net	(57,607)	(478)	-		(58,085)
Change in fair value of warrant liabilities	294,293	-	-		294,293
Gain (loss) on debt extinguishment	89,340	-	-		89,340
Other income (expense), net	(6,066)	(30,652)			(36,718)
Total other income, net	319,960	(31,130)	-		288,830

Income (Loss) before income tax benefit	(3,013,988)	191,817	(986,782)		(3,808,953)
Income tax benefit (expense)	(46,989)	(18,883)			(65,872)

Net income (loss)	$(3,060,977)	$172,934	$(986,782)		$(3,874,825)

Net income (loss) per common share, basic and diluted	$(0.51)	-	-		$(0.60)
Weighted average number of common shares outstanding, basic and diluted	5,967,831	-	485,158	4C	6,452,989

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	BEN December 31, 2025	Cataneo December 31, 2025	Transaction Adjustments	Note Ref	Pro Forma Combined
			(Note 5)
Revenue	$275,120	$9,573,948	$-		$9,849,068
Cost of goods sold	-	(4,876,671)			(4,876,671)
Gross profit	275,120	4,697,277			4,972,397
Operating expenses					-
General and administrative expenses	(8,872,915)	(2,760,916)	(876,274)	4A	(12,510,105)
Research and development	(162,973)	(1,210,296)			(1,373,269)
Advertising and marketing expenses	-				-
Impairment of deferred customer acquisition costs	-				-
Depreciation and amortization	(3,865,381)		(442,033)	4B	(4,307,414)
Total costs and expenses	(12,901,269)	(3,971,212)	(1,318,307)		(18,190,788)

Gain (Loss) from operations	(12,626,149)	726,065	(1,318,307)		(13,218,391)

Other income (expense):
Interest income	-	1			1
Interest expense, net	(410,460)	(22,564)	-		(433,024)
Change in fair value of warrant liabilities	197,292	-	-		197,292
Gain (loss) on debt extinguishment	4,191,074	-	-		4,191,074
FX exchange gain (loss)	-	-			-
Other income (expense), net	22,808	(401,368)			(378,560)
Total other income (expense), net	4,000,714	(423,931)			3,576,783

Income (Loss) before income tax benefit	(8,625,435)	302,134	(1,318,307)		(9,641,608)
Income tax benefit (expense)	-	(99,818)			(99,818)

Net income (loss)	$(8,625,435)	$202,316	$(1,318,307)		$(9,741,426)

Net income (loss) per common share, basic and diluted	$(1.97)	-	-		$(2.00)
Weighted average number of common shares outstanding, basic and diluted	4,375,328	-	485,158	4C	4,860,486

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BRAND ENGAGEMENT NETWORK, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of Cataneo Acquisition

On June 30, 2026 (the “Acquisition Date”), Brand Engagement Network Inc. (“the Company”) through it’s wholly owned subsidiary GForce 112 GmbH completed its acquisition of Cataneo GmbH (“Cataneo”). The Company acquired all of the outstanding shares of the Cataneo based on the Share Purchase and Transfer Agreement (“SPA”). The aggregate consideration paid by the Company for the acquisition involved issuing shares and transfer of cash to the shareholders.

Note 2 – Basis of Presentation

The Cataneo Acquisition is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805, Business Combinations, (“ASC 805”) which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Brand Engagement Network and Cataneo’s historical financial statements were prepared in accordance with US GAAP. Based on an analysis of Brand Engagement Network and Cataneo’s significant accounting policies, the Company has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

The pro forma adjustments presented in this unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Cataneo Acquisition are preliminary and subject to further adjustment as additional information becomes available and the various analysis and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses, and such results may be significant.

The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be indicative of Brand Engagement Network’s future performance and does not necessarily reflect what Brand Engagement Network’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented.

Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Brand Engagement Network following the completion of the Cataneo Acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Cataneo Acquisition, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

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Brand Engagement Network will finalize the accounting for the acquisition as soon as practicable within the measurement period, but in no event later than one year from the acquisition date, in accordance with ASC 805.

The functional currency of Cataneo is Euro, being the currency of the primary economic environment in which it operates, consequently, the financial statements have been translated to US dollar for the purpose of consolidation.

Note 3 – Preliminary Purchase Price Allocation

Preliminary Purchase Consideration

The estimated fair value of the consideration transferred is $13.7 million, and is comprised of the following components:

Purchase consideration:
Fair value of common stock consideration	$4,363,290
Cash	9,000,043
Deferred Consideration	341,190
Total fair value of consideration transferred	$13,704,522

Fair value of common stock consideration: Represents 255,014 shares of Brand Engagement Network restricted common stock equal to $4.4 million based on the stock price on June 30, 2026.

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Preliminary Estimates of Fair Value

The following table summarizes the tangible and identifiable intangible assets acquired, and liabilities assumed used to prepare pro forma adjustments in the unaudited pro forma condensed combined statements of operations:

Purchase consideration:
Fair value of common stock consideration	$4,363,290
Cash	9,000,043
Deferred Consideration	341,190
Total fair value of consideration transferred	13,704,522

Identifiable Assets Acquired and liabilities assumed
Cash and cash equivalents	678,367
Accounts receivable, net	668,415
Deferred contract fulfilment costs	5,292
Prepaid and other current assets	7,828
Property and equipment, net	32,860
Intangible assets, net	896,236
Capitalized software development costs, net	2,969,005
Investments	58
Right of use asset (Op.L)	689,481
Deferred contract fulfilment costs, non-current	159,896
Other non-current assets	2,304
Accounts payable and accrued expenses	(477,626)
Contract liabilities, current	(759,645)
Lease liability (Op.L), current	(316,446)
Short-term debt	(121,410)
Income tax payables	(101,207)
Other current libilites	(409,008)
Contract liabilities, non-current	(474,255)
Lease liability (Op.L), non-current	(373,036)
Long-term debt	(79,665)
Deferred tax liabilities	(820,407)
Net identifiable assets acquired	2,177,037
Goodwill	11,527,486
Net assets acquired	$13,704,523

The final estimates of fair value will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary calculation used in the pro forma adjustments. The final estimates of fair value may include (i) changes in allocations to intangible assets including goodwill, (ii) other changes to assets and liabilities, and (iii) changes to the assessment of tax positions and tax rates.

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Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following :

	Approximate	Useful life
Customer relationships	$896,236	5 years
Capitalized software	2,969,005	5 years
Total intangible assets	$3,865,241

The amortization related to the identifiable intangible assets is reflected as an Acquisition Adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above as further described in Note 4. The fair values of the identifiable intangible assets are preliminary and are based on Management’s estimates as of the Closing Date. The Company applied judgment in estimating the fair value of these intangibles which involved the use of significant assumptions with respect to revenue forecasts, revenue growth, attrition rates, royalty rates, discount rates, and economic lives.

Note 4 – Acquisition Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a) Reflects an adjustment for transaction costs incurred in connection with the acquisition that are not reflected in the historical financial statements.

(b) Reflects the recognition of pro forma amortization expense of approximately $0.1 million and $0.4 million for the three months ended 31 March, 2026 and the year ended December 31, 2025 respectively related to the definite-lived intangible assets identified in the preliminary purchase price allocation, consisting of customer relationships with an estimated useful life of 60 months and software with an estimated useful life of 60 months.

(c) Reflects the adjustment to the weighted-average number of common shares outstanding for the BEN common shares issued as consideration in connection with the acquisition of Cataneo, assuming such shares were outstanding as of the beginning of the earliest period presented.

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